EXHIBIT 10.34

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.

Revenue Participation Right

Purchase and Sale Agreement

By and Between

Geron Corporation

and

Royalty Pharma Development Funding, LLC

Dated as of November 1, 2024

TABLE OF CONTENTS

i

ii

Index of Exhibits

Exhibit A: Payment Instructions

Exhibit B: Form of Bill of Sale

Exhibit C: Form of Legal Opinion

Exhibit D: Form of Intercreditor Agreement

iii

REVENUE PARTICIPATION RIGHT purchase and sale AGREEMENT

This REVENUE PARTICIPATION RIGHT purchase and sale AGREEMENT (this “Agreement”), dated as of November 1, 2024 (the “Effective Date”), is made and entered into by and between Royalty Pharma Development Funding, LLC, a Delaware limited liability company (the “Buyer”), and Geron Corporation, a Delaware corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is in the business of, among other things, developing and commercializing pharmaceutical products, including the Product, in or for the Territory; and

WHEREAS, the Buyer desires to purchase the Revenue Participation Right and receive the Revenue Payments from the Seller, and the Seller desires to sell the Revenue Participation Right and pay the Revenue Payments to the Buyer, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (a) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (b) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise. For purposes hereof, any Person shall be deemed to control a partnership, limited liability company, association or other business entity if such Person, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Agreement” is defined in the preamble.

“Annual Net Sales” means, for a given Calendar Year, aggregate Net Sales for each Calendar Quarter occurring during such Calendar Year.

“Back-Up Security Interest” is defined in Section 2.3.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“BioPharma” means BioPharma Credit plc.

“Bill of Sale” is defined in Section 3.3.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buy-Out Notice” is defined in Section 7.3(d).

“Buy-Out Payment” means an amount equal to (a) 1.65 times the Purchase Price minus the aggregate Revenue Payments received by the Buyer as of the Change of Control Closing, if the Change of Control Closing occurs on or prior to December 31, 2027, or (b) 2.0 times the Purchase Price minus the aggregate Revenue Payments received by the Buyer as of the Change of Control Closing, if the Change of Control Closing occurs after December 31, 2027.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 8.1(a).

“Calendar Quarter” means a period of three (3) consecutive months ending at midnight, New York City time on the last day of March, June, September, or December respectively.

“Calendar Year” means a period of twelve (12) consecutive months commencing on January 1 of any year.

“Change of Control” means (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Seller’s and its Affiliates’ assets, on a consolidated basis; (b) a merger or consolidation with a Third Party in which the Seller is not the surviving corporation or in which, if the Seller is the surviving corporation, the stockholders of the Seller immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of Seller’s board of directors; or (c) a transaction or series of related transactions with one or more Third Parties (which may include a tender offer for the Seller’s stock or the issuance, sale or exchange of stock of the Seller) if the stockholders of the Seller immediately prior to such transaction(s) do not, immediately after consummation of such transaction(s), possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the Seller’s or its successor’s outstanding stock and other securities and the power to elect a majority of the members of the Seller’s or its successor’s board of directors.

“Change of Control Closing” means the closing, occurrence or other consummation of a

Change of Control.

“Clinical Trial” means any Registrational Clinical Trial (including the MF Trial) and any other material clinical trial (including the Post-Marketing Commitment Dosing Trial) conducted by or on behalf of a Related Party and intended to support the Marketing Approval or Commercialization of a Product in or for the Territory.

“Clinical Updates” means a summary of any material updates with respect to the Clinical Trials, including (a) the progress of the Clinical Trials (including any material modifications to the Clinical Trials, any changes to the expected timing of the Clinical Trials, any event that requires an update to the data and safety monitoring board or the investigator’s brochure and any notice of a clinical hold of a Clinical Trial) and (b) plans to start any Clinical Trials.

“Collateral” is defined in Section 2.3.

“Combination Product” is defined in the definition of “Net Sales”.

“Commercialization” means any and all activities and plans directed to the marketing, detailing, promotion, selling and securing of reimbursement of the Product in or for the Territory (including using, importing, selling and offering for sale of the Product in or for the Territory), and shall include post-Marketing Approval studies to the extent required by the FDA, post-launch marketing, promoting, detailing, marketing research, or customer service, and regulatory compliance. When used as a verb, “Commercialize” shall mean to engage in Commercialization. For clarity, “Commercialization” excludes Manufacturing activities and research and development activities, including pre-clinical and clinical development activities.

“Commercially Reasonable Efforts” means, [***]

“Commercial Updates” means a summary of material updates with respect to the Related Parties’ sales and marketing activities and plans and, if material, commercial manufacturing matters with respect to each Product in or for the Territory. Copies of internal presentations or reports of summaries of such material information or developments, and copies of presentations or reports received by the Seller or its Affiliate from any Third Party, may be used (but are not obligated to be provided) in the Commercial Updates.

“Confidential Information” is defined in Section 9.1.

“Contract Manufacturing Agreement” means any agreement or arrangement (including any memorandum of understanding regarding a future agreement) between the Seller or any of its Affiliates and any Third Party for the Manufacture of a Product (including bulk drug product, bulk drug substance and finished product) for Commercialization of such Product in the Territory.

“Controlling Agreement” is defined in Section 11.13.

“Core Collateral” means the Revenue Participation Right, the Revenue Payments and all “proceeds” (as defined in the UCC) of each of the foregoing.

“Current Product NDA” is defined in the definition of “Product”.

“Customary Intercreditor Agreement” means (a) an intercreditor agreement with substantially the same terms as the Intercreditor Agreement, subject to such customary changes to reflect the exclusion (if any) of any collateral provided to an applicable Third Party secured debt provider compared to the collateral provided to BioPharma under the Intercreditor Agreement and (b) such other intercreditor agreement in form and substance that is reasonably satisfactory to the Buyer.

“Data Sharing Addendum” is defined in Section 7.9.

“Data Room” is defined in Section 7.9.

“Disclosing Party” is defined in Section 9.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the Effective Date, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Effective Date” is defined in the preamble.

“Exploitation” means any and all activities directed to the research, development, importation, exportation, use, registration, modification, enhancement, improvement, optimization, seeking and obtaining Marketing Approvals for, Manufacturing or Commercialization of the Product in or for the Territory. “Exploit” shall mean to engage in Exploitation.

“FDA” means the U.S. Food and Drug Administration.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales”.

“Hercules Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of September 30, 2020, as amended, by and among the Seller, Hercules Capital, Inc. and Silicon Valley Bank, a division of First Citizens Bank & Trust Company.

“Hercules Indebtedness” means all Indebtedness or other obligations of the Seller outstanding under the Hercules Loan Documents.

“Hercules Loan Documents” means the Hercules Loan and Security Agreement and all other agreements and documents entered in connection therewith.

“Imetelstat” means imetelstat, including imetelstat sodium.

“Improvements” means any improvement, optimization, enhancement or modification of, or invention or discovery related to the Exploitation of, a Product.

“Indebtedness” means any indebtedness for borrowed money, obligation evidenced by a note, bond, debenture or similar instrument, or guarantee of any of the foregoing.

“Indemnified Party” is defined in Section 8.2.

“Indemnifying Party” is defined in Section 8.2.

“In-License” means any license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights that are necessary to Exploit a Product. In-Licenses exclude (a) Logistics Agreements, (b) any non-exclusive license under shrink-wrap, click wrap or other off-the-shelf contracts for commercially available, unmodified software, (c) non-exclusive licenses for generally available laboratory, research or development tools and (d) any agreement with a clinical trial site, vendor or services provider containing a non-exclusive license that is incidental to the primary purpose of such agreement.

“Intellectual Property Rights” means any and all of the following as they exist at any time: (a) the Patent Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, as related to a Product in or for the Territory; (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above, in each case, as related to a Product in or for the Territory; (d) rights in all Know-How related to a Product or necessary to Exploit a Product in or for the Territory; (e) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing; (f) claims of infringement and misappropriation against Third Parties relating to any of the foregoing; and (g) intellectual property rights in regulatory filings, submissions, applications, registrations and approvals, including Marketing Approvals, related to a Product in or for the Territory.

“Intellectual Property Updates” means an updated list of the Patent Rights, including any new Patents issued or filed, amended or supplemented, or any abandonments or other termination of prosecution with respect to any of the Patent Rights, and any other material information or developments with respect to the Intellectual Property Rights.

“Intercreditor Agreement” means that certain Intercreditor Agreement by and among BioPharma and the Buyer, and acknowledged and agreed to by the Seller and any future Guarantor (as defined therein), in substantially the form attached hereto as Exhibit D.

“Janssen License” means the Collaboration and License Agreement between Seller and Janssen Biotech, Inc. dated November 13, 2014.

“Janssen License Grant” is defined in Section 4.8(b).

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques, rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing.

“Knowledge of the Seller” means the actual knowledge of [***], after reasonable due inquiry.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind or assignment for security purposes, whether voluntarily incurred or arising by operation of law or otherwise against any property or assets.

“Licensee” means a Third Party licensee (other than a Logistics Provider) party to any Out-License.

“Logistics Agreement” means any agreement between the Seller or any of its Affiliates, on the one hand, and a Third Party acting solely as a Logistics Provider, on the other hand, including such agreements with specialty pharmacies and specialty distributors.

“Logistics Provider” means a Third Party that has the right, option or obligation to distribute, transport, warehouse, package, import, or provide similar logistics services with respect to Product in one or more regions in the Territory on behalf of a Related Party.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Manufacturing” means manufacturing, production, formulating, processing, filling, finishing, quality control, quality assurance, stability testing, packaging, labeling, shipping, importing, storage and similar activities with respect to a Product (and components thereof or therefor) in or for the Territory, and regulatory compliance with respect to the foregoing. “Manufacture” shall mean to engage in Manufacturing.

“Market Capitalization” means an amount equal to the product of (a) the total number of issued and outstanding shares of equity interests of the Seller (or any successor entity) or any direct or indirect parent of the Seller on the date of determination and (b) the arithmetic mean of the closing prices per share of such equity interests for the [***] consecutive trading days immediately preceding the date of determination.

“Marketing Approval” means, with respect to the Product, any and all approvals (including drug and/or device approval applications), licenses, registrations or authorizations from the applicable Regulatory Authority sufficient to Manufacture or Commercialize such product in or for the Territory in accordance with applicable laws, including, if required, pricing or reimbursement approvals.

“Material Adverse Effect” means [***].

[***]

[***]

“MF Trial” means the clinical trial entitled “A Randomized Open-Label, Phase 3 Study to Evaluate Imetelstat (GRN163L) Versus Best Available Therapy (BAT) in Patients With Intermediate-2 or High-risk Myelofibrosis (MF) Relapsed / Refractory (R/R) to Janus Kinase (JAK) Inhibitor” (NCT04576156).

“Net Sales” means [***].

“Combination Product” means a product that includes the Product and at least one additional active pharmaceutical ingredient that is not the Product, whether co-formulated, co-administered or sold at a single price point or otherwise sold to be administered together, sequentially or as part of a course of treatment. Pharmaceutical dosage form vehicles, buffers, diluents, adjuvants, excipients and similar inert materials shall not be deemed to be “active ingredients”, except in the case where such vehicle, buffer, diluent, adjuvant, excipient or similar inert material is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7), and imaging agents shall not be considered “active ingredients” for purposes of the foregoing.

“New Indication” means the treatment of patients with intermediate-2 or high-risk myelofibrosis (MF) whose disease has relapsed after or is refractory to janus associated kinase (JAK) inhibitor treatment.

“Out-License” means any license between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates grants a license or sublicense of any Intellectual Property Right to Commercialize the Product in the Territory. For clarity, “Out-License” specifically excludes any research licenses that do not include a Commercialization license, Logistics Agreement or Contract Manufacturing Agreement.

“Participation Start Date” means July 1, 2024.

“Patent Right” means any existing or future Patent owned or in-licensed by the Seller or any other Related Party or under which the Seller or any other Related Party is empowered to grant a license or sublicense and the subject matter of which is necessary in the Exploitation of a Product.

“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, in each case, in or for the Territory, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

[***]

“Permitted Convertible Debt” means Indebtedness in the form of convertible notes issued after the Effective Date having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into (i) common stock of the Seller (or any direct or indirect parent Person thereof, including following a Change of Control) or (ii) cash or any combination of cash and common stock; provided, that:

(a) such Indebtedness shall not be issued in an aggregate principal amount in excess of the greater of (i) [***]% of the Market Capitalization of the Seller (determined in the case of an underwritten transaction as of the date of pricing for such transaction) and (ii) the then-outstanding principal amount of Permitted Convertible Debt previously issued in compliance with this Agreement (such an issuance a “Refinancing Transaction”), in each case determined at the time of each such new issuance of such Indebtedness;

(b) such Indebtedness shall be unsecured;

(c) such Indebtedness shall not be guaranteed by or otherwise owing by any subsidiary of the Seller;

(d) such Indebtedness shall not have a scheduled maturity date, amortization or principal payments or require any mandatory repurchase or redemption, in each case prior to the date that is five (5) Calendar Years after its issuance date (such date, the “Maturity Date”);

(e) in the case of a Refinancing Transaction, the net proceeds therefrom must first be used to purchase and cancel previously issued Permitted Convertible Debt (with such net proceeds being applied so that the Permitted Convertible Debt that matures the earliest is paid first and the Permitted Convertible Debt that matures the latest is paid last) and the remainder of the net proceeds, if any, may be used for any purpose not prohibited by this Agreement.

(f) such Indebtedness shall not require the Seller (or any of its Affiliates) to settle, repurchase, redeem, exchange or otherwise make payments on such Indebtedness using cash or cash equivalents prior to the applicable Maturity Date (other than (i) fair value payments in cash in lieu of issuing fractional shares in connection with conversions of such Indebtedness by holders thereof, (ii) following a merger, consolidation, binding share exchange or event pursuant to which the common stock of the Seller was exchanged in full or in part for cash or cash equivalents or (iii) cash to make payments of interest on such Indebtedness).

For clarity, (x) customary conversion rights consistent with the foregoing in this definition of the holders of such Permitted Convertible Debt, (y) customary acceleration rights of the holders of such Permitted Convertible Debt upon the occurrence and continuance of an event of default, and (z) the customary obligation to repurchase such Permitted Convertible Debt upon a customary “fundamental change” or similar event shall be permitted under clause (d) or (f) above of this definition.

“Permitted Lien” means [***].

“Permitted Secured Indebtedness” means [***].

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Pharmakon Credit Agreement” means that certain Loan Agreement, dated as of the date hereof, by and among the Seller, BioPharma, BPCR Limited Partnership, BioPharma Credit Investments V (Master) LP and the guarantors signatory thereto or otherwise party thereto from time to time.

“Pharmakon Loan Documents” means the “Loan Documents” as defined in the Pharmakon Credit Agreement which are in effect on the date hereof and have been delivered to the Buyer prior to the date hereof.

“Post-Marketing Commitment Dosing Trial” means a randomized post-Marketing Approval Clinical Trial comparing at least 2 dosages of Imetelstat in patients with low or intermediate-1 risk myelodysplastic syndromes (LR-MDS) to evaluate alternative dosing regimens such as different dose levels, dosing frequencies, and duration of treatment, as required to be conducted by the Current Product NDA.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means (a) any product that contains Imetelstat as an active ingredient or as an active moiety, alone or in combination with one or more other active ingredients or active moieties, in any preparation, strength, form, or formulation; (b) any Improvement of (a), and (c) any metabolite, salt, ester, hydrate, anhydrate, solvate, isomer, enantiomer, crystalline form, co-crystalline form, amorphous form, free acid form, deuterated form, free base form, pro-drug (including any ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, or tautomer of (a) or (b), or any optically active form thereof. Product includes RYTELO (for which the FDA has approved Seller’s NDA 217779 (the “Current Product NDA”)).

“Product Rights” means any and all of the following: (a) Intellectual Property Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities related to a Product in and for the Territory, (c) In-Licenses, (d) Out-Licenses, (e) Logistics Agreements, and (f) Contract Manufacturing Agreements.

“Purchase Price” means one hundred and twenty-five million dollars ($125,000,000).

“Quarterly Deadline” is defined in Section 7.2(a).

“Quarterly Report” is defined in Section 7.2(a).

“Receiving Party” is defined in Section 9.1.

“Refinancing Transaction” is defined in the definition of “Permitted Convertible Debt”.

“Registrational Clinical Trial” means any human clinical study of a Product that is designed (as of the time of initiation of such Clinical Trial) to obtain the results and data to support the filing of an application for Marketing Approval of such Product (including label expansion but excluding the data that may be necessary to support the pricing and/or reimbursement approval), including so called Phase 2/3 trials and any human clinical study that would satisfy the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations.

“Regulatory Authority” means any Governmental Entity, including the FDA, that has responsibility in granting a Marketing Approval.

“Regulatory Updates” means a summary of any and all material information and developments that impact a Product in or for the Territory (including the Manufacturing of Product) with respect to compliance with applicable rules and regulations of a Regulatory Authority or any regulatory filings or submissions made to, or responses from, any Regulatory Authority.

“Related Party” means each of the Seller, its Affiliates, and their respective Licensees, as applicable; provided that a Logistics Provider (in its capacity as such) shall not be a Related Party.

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Revenue Participation Right” means the right to receive payment in full of all Revenue Payments, and an undivided ownership interest in all accounts (as defined in the UCC), general intangibles (as defined in the UCC), payment intangibles (as defined in the UCC) and all other rights to payment on account of, in connection with or arising from all Net Sales occurring on and after the Participation Start Date, and all proceeds thereof, in an amount equal to the Revenue Percentage.

“Revenue Payment” means for each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, an amount payable to the Buyer equal to the product of (a) Net Sales during such Calendar Quarter (or, for any Calendar Quarter occurring in part during the Revenue Payment Term, Net Sales for the calendar days falling within the Revenue Payment Term during such Calendar Quarter) and (b) the applicable Revenue Percentage; provided, for the avoidance of doubt, that if the Revenue Payment Term ends in accordance with clause (a) thereof, the aggregate Revenue Payments payable to the Buyer under this Agreement shall not exceed 1.65 times the Purchase Price and (b) if the Revenue Payment Term ends in accordance with clause (b) thereof, the aggregate Revenue Payments payable to the Buyer under this Agreement shall not exceed 2.0 times the Purchase Price.

“Revenue Payment Term” means the period commencing on the Participation Start Date and ending on the earlier to occur of (a) the date (if any) on which the aggregate Revenue Payments paid to the Buyer in respect of Net Sales occurring between the Participation Start Date and June 30, 2031 equals or exceeds 1.65 times the Purchase Price or (b) the date on which the aggregate Revenue Payments paid to the Buyer equals or exceeds 2.0 times the Purchase Price.

“Revenue Percentage” means (i) 7.75% in respect of Annual Net Sales of up to $500,000,000, (ii) 3.0% in respect of Annual Net Sales in excess of $500,000,000 but less than or equal to $1,000,000,000 and (iii) 1.0% in respect of Annual Net Sales in excess of $1,000,000,000.

“Revenue Report” is defined in Section 7.3(c).

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by or on behalf of any Related Party or any Regulatory Authority relating to an alleged lack of safety or regulatory compliance of or with respect to a Product.

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 8.1(b).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Territory” means the United States of America (including its territories and possessions).

“Third Party” means any Person that is not the Seller or Buyer or their respective Affiliates.

“Third Party Claim” is defined in Section 8.2.

“Transaction Documents” means this Agreement and the Bill of Sale.

“UCC” means the Uniform Commercial Code in the State of New York; provided, that, if with respect to any financing statement or by reason of any provisions of law, the perfection, priority or the effect of perfection, priority or non-perfection of the security interests granted to the Buyer pursuant to this Agreement or any related document is governed by the Uniform Commercial Code in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code in such other jurisdiction for purposes of the provisions of this Agreement, any related document and any financing statement relating to such perfection, priority or effect of perfection, priority or non-perfection.

Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) references to a Person are also to its permitted successors and assigns, and references to a Governmental Entity are also to its succeeding governing entity in the relevant jurisdiction;

(e) definitions are applicable to the singular as well as the plural forms of such terms;

(f) unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g) provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both;

(h) accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any related document shall be prepared in conformity with GAAP;

(i) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement, and references to a contract include the exhibits, schedules, appendices and similar attachments thereto and also include any amendment or modification to such contract after the date hereof, to the extent not prohibited by this Agreement; and

(j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, and all payments under this Agreement shall be made in immediately available funds.

Section 1.3 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

ARTICLE 2
PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1 Purchase, Sale and Assignment. On the Effective Date and upon the terms and subject to the conditions of this Agreement, in exchange for the Buyer’s payment of the Purchase Price, the Seller hereby sells, transfers, assigns and conveys to the Buyer, and the Buyer hereby purchases, acquires and accepts from the Seller, the Revenue Participation Right free and clear of all Liens (other than Liens created by the Buyer). From and after the Effective Date, upon receipt of the Purchase Price in accordance with Section 3.2, the Seller relinquishes all of the Seller’s and its Affiliates’ right, title and interest in and to the Revenue Participation Right, and all such right, title and interest shall vest in the Buyer. In addition, the Seller hereby agrees to pay to the Buyer the Revenue Payments on the terms and conditions set forth herein.

Section 2.2 No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation Right and is not assuming any liability or obligation of the Seller or its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter.

Section 2.3 True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance of the Revenue Participation Right contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s rights, title and interests in and to the Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. The Seller hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right under applicable laws, which waiver shall, to the maximum extent permitted by applicable laws, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of

“accounts,” “payment intangibles” or “general intangibles” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer and its authorized representatives at any time to file one or more financing statements or any amendments to financing statements previously filed by the Buyer (and continuation statements with respect to such financing statements when applicable) naming the Seller as the seller and the Buyer as the buyer in respect of the Revenue Participation Right. Not in derogation of the foregoing statement of the intent of the parties hereto, and for the purposes of providing additional assurances to the Buyer, including in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller hereby unconditionally and irrevocably grants to the Buyer a continuing security interest and Lien in, and a right to set off against, any and all right, title and interest of the Seller, in, to and under the Revenue Participation Right, Revenue Payments, Product Rights, Product and any “proceeds” (as defined in the UCC) of the foregoing (collectively, the “Collateral”) as security for the payment of amounts to the Buyer equal to 2.0 times the Purchase Price less all Revenue Payments received by the Buyer pursuant to this Agreement, and for all of the Seller’s obligations under the Transaction Documents, including the obligations to pay the Revenue Payments (the “Back-Up Security Interest”), and the Seller does hereby authorize the Buyer and its representatives, from and after the Effective Date, to file one or more financing statements (and continuation statements and any amendments with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect (or provide priority of) such Back-Up Security Interest; provided that [***] such Back-Up Security Interest shall be automatically terminated upon the termination of this Agreement as provided in Section 10.1 [***]. Following the termination of the Back-Up Security Interest in accordance with the proviso in the immediately preceding sentence, upon the Seller’s request, the Buyer shall, at the expense of the Seller, file a UCC-3 termination statement terminating the Back-Up Security Interest.

ARTICLE 3
CLOSING; PAYMENT OF PURCHASE PRICE

Section 3.1 Closing. The purchase and sale of the Revenue Participation Right shall take place remotely via the exchange of documents and signatures on the date hereof or such other place, time and date as the parties hereto may mutually agree.

Section 3.2 Payment of Purchase Price. On the Effective Date, the Buyer shall pay to the Seller the Purchase Price by wire transfer of immediately available funds to the account specified on Exhibit A.

Section 3.3 Bill of Sale. On the Effective Date, upon confirmation of the receipt of the Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right in form attached hereto as Exhibit B (the “Bill of Sale”).

Section 3.4 Legal Opinion. On the Effective Date, the Seller shall deliver to the Buyer the legal opinion of Cooley LLP, as corporate counsel to the Seller in the form attached hereto as Exhibit C.

Section 3.5 Loan Agreements.

(a) On or prior to the Effective Date, the Seller shall deliver to the Buyer a fully executed copy of the Pharmakon Credit Agreement, the other Pharmakon Loan Documents and related security filings.

(b) On the Effective Date, the Seller shall deliver to the Buyer the Intercreditor Agreement, duly executed by the Seller and Pharmakon.

(c) On or prior to the Effective Date, (i) all Hercules Indebtedness and related Liens shall have been paid off and released, as applicable and (ii) the Seller shall deliver to the Buyer an executed payoff letter with respect thereto and Lien release documents and termination filings, each in form and substance reasonably satisfactory to the Buyer.

Section 3.6 Seller Form W-9. On or prior to the Effective Date, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal withholding tax and “backup” withholding tax.

Section 3.7 Buyer Form W-9. On or prior to the Effective Date, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-9 certifying that the Buyer is exempt from U.S. federal withholding tax with respect to the Revenue Payments.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on the Disclosure Schedule attached hereto, the Seller represents and warrants to the Buyer that as of the Effective Date:

Section 4.1 Existence; Good Standing. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.2 Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 4.4 No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of the Seller or (ii) contravene or conflict with or constitute a default under any law, Judgment or agreement binding upon or applicable to the Seller except for such contraventions, conflicts or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.5 Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller or any of its Affiliates in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

Section 4.6 No Litigation. The Seller is not a party to, and has not received any written notice of, any action, claim, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, claim, suit, investigation or proceeding has been threatened against the Seller, that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.7 Compliance.

(a) All applications, submissions, information and data related to a Product in or for the Territory submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller were true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the applicable Regulatory Authority.

(b) The Seller has provided to the Buyer prior to the Effective Date in the Data Rooms true, correct and complete copies of all material written communications sent or received since [***] by the Seller and any of its Affiliates to or from any Regulatory Authorities that relate to its or their Exploitation of Product. All material Safety Notices are reflected in the investigator’s brochure dated August 14, 2024 disclosed in the Data Room named “Geron-BD-2024” prior to the Effective Date.

(c) Neither the Seller nor any of its Affiliates has committed any act, made any statement or failed to make any statement in respect of a Product that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or any other Governmental Entity to invoke similar policies, set forth in any applicable laws or regulations.

(d) Since [***] (A) there have been no Safety Notices, (B) to the Knowledge of the Seller, there are no unresolved material product complaints with respect to a Product, which would reasonably be expected to result in a Material Adverse Effect, and (C) to the Knowledge of the Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to a Product, or (2) a material change in the labeling of a Product. The Seller has not experienced any significant failures in the Manufacturing of a Product for clinical use or commercial use that have not been resolved, or that would, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect.

(e) The Seller has been in compliance with all applicable laws administered or issued by the FDA or any similar Regulatory Authority, including the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, applicable requirements in FDA regulations, and any orders issued by FDA or similar Regulatory Authorities, and all other laws regarding ownership, developing, testing, disposal, Commercializing, and complaint handling or adverse event reporting for the products of the Seller, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.

Section 4.8 Licenses.

(a) In-Licenses. There are no In-Licenses currently in effect or contemplated. [***]

(b) Out-Licenses. There are no Out-Licenses currently in effect or contemplated. The Janssen License was terminated with an effective termination date of September 28, 2018. The Seller has an exclusive, worldwide, royalty-free, fully paid-up, perpetual license to the Intellectual Property Rights developed by or on behalf of Janssen Biotech, Inc. or its Affiliates under the Janssen License and necessary to Exploit the Product (the “Janssen License Grant”).

Section 4.9 Intellectual Property.

(a) Schedule 4.9(a) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights. Except as set forth on Schedule 4.9(a) of the Disclosure Schedule, the Seller is the sole and exclusive registered owner of all of the existing Patent Rights. Schedule 4.9(a) of the Disclosure Schedule specifies the respective patent or patent application numbers as to each listed Patent or patent application within the existing Patent Rights. Schedule 4.9(a) of the Disclosure Schedule specifies any Person other than the Seller owning or having an interest in any existing Patent Right, including the nature of such interest.

(b) None of the Seller nor any of its Affiliates is a party to any pending, and, to the Knowledge of the Seller, there is no threatened litigation, interference, reexamination, opposition or like procedure or proceeding involving any of the existing Patent Rights or other Intellectual Property Rights.

(c) All of the issued Patents within the existing Patent Rights owned by the Seller are enforceable, in full force and effect, and have not lapsed, expired or otherwise terminated, except in the ordinary course of business, and to the Knowledge of the Seller, are valid. None of the Seller nor any of its Affiliates has received any written notice relating to the lapse, expiration or other termination of any of the issued patents within the existing Patent Rights, except in the ordinary course of business. None of the Seller nor any of its Affiliates has received any written notice or written legal opinion that alleges that any issued Patent within any of the existing Patent Rights or any other existing Intellectual Property Rights are invalid or unenforceable.

(d) None of the Seller nor any of its Affiliates has received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the existing Patent Rights who is not a named inventor thereof or claims to be an owner of any other Intellectual Property Rights.

(e) The Seller or its Affiliate has paid all maintenance fees, annuities and like payments required with respect to all of the existing Patent Rights, except non-material ordinary course of business abandonments. The Seller is prosecuting and maintaining all existing Patent Rights, except such non-material Patent Rights as may be abandoned or allowed to expire in the ordinary course of business.

(f) [***]

(g) No Product Rights are owned or in-licensed by any Affiliate of the Seller, and none of Seller or any of its Affiliates intend for any Affiliate to own or in-license any Product Rights.

Section 4.10 Title to Revenue Participation Right; No Liens. On the Effective Date, subject to receipt of the Purchase Price by Seller in accordance with Section 3.2, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Core Collateral, in each case free and clear of all Liens (other than the Back-Up Security Interest, which shall be a first priority Lien). After giving effect to the repayment in full of the Hercules Indebtedness, which shall occur on or prior to the date hereof, none of the Product Rights or Product is subject to, or encumbered by, any Lien (other than the Buyer’s Back-Up Security Interest and other than any Permitted Liens). The Buyer has a Lien in the Product Rights and the Product that is superior to any Lien of any other Person other than any Lien expressly permitted by clause (c) of the definition of “Permitted Liens” and solely to the extent contemplated by and subject to the Intercreditor Agreement. The Seller holds all rights, interests, and title in the Collateral and has all authority and received all consents necessary to fully grant the Back-Up Security Interest.

Section 4.11 Indebtedness. Schedule 4.12 of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness of, or incurred or assumed by, the Seller and its Affiliates, and of any Liens that secures any such Indebtedness.

Section 4.12 Lien Related Representation and Warranties. The Seller’s exact legal name (as defined in Section 9-503(a) of the UCC) is, and for the immediately preceding ten (10) years has been, “Geron Corporation”. The Seller is, and for the prior ten (10) years has been, a corporation and incorporated in Delaware. The Seller’s chief executive office is (and has been since [***]) located at 919 E. Hillsdale Blvd., Suite 250, Foster City, CA 94404. The Seller does not own any real property.

Section 4.13 Brokers’ Fees. Except Cowen and Company, LLC, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller or any of its Affiliate who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that as of the Effective Date:

Section 5.1 Existence; Good Standing. The Buyer is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware. The Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business of the Buyer or the ability of the Buyer to enter into and to perform its obligations under this Agreement.

Section 5.2 Authorization. The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

Section 5.3 Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 5.4 No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of the Buyer or (ii) contravene or conflict with or constitute a default under any law, Judgment or agreement binding upon or applicable to the Buyer except for such contraventions, conflicts or defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Buyer to enter into and perform its material obligations under this Agreement.

Section 5.5 Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

Section 5.6 No Litigation. There is no action, claim, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

Section 5.7 Financing. The Buyer has sufficient cash on hand or other sources of immediately available funds to pay the Purchase Price on the Effective Date. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.8 Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.9 Access to Information. The Buyer acknowledges that it has (a) reviewed Seller’s documents and information relating to the Product contained in the Data Rooms and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning the Product, in each case, as it deemed necessary to make an informed decision to enter into this Agreement. The Buyer has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of entering into the transaction contemplated by this Agreement.

ARTICLE 6
NO OTHER REPRESENTATIONS AND WARRANTIES.

EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ANY TRANSACTION DOCUMENT, NONE OF THE PARTIES HERETO MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 7
COVENANTS

Section 7.1 Seller Diligence Requirements. The Seller shall, directly or indirectly through its Affiliates or any Licensees, use Commercially Reasonable Efforts to (a) complete the MF Trial and the Post-Marketing Commitment Dosing Trial and obtain Marketing Approval for the Product in the New Indication and (b) Commercialize the Product in the Territory for all approved indications. In furtherance of the foregoing, (i) the Seller shall use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments, or amendments or modifications to any existing agreements, documents or instruments, that are necessary or desirable to maintain any Marketing Approval that is necessary to Commercialize the Product in the Territory for all approved indications, and (ii) the Seller shall not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any obtained Marketing Approval for the Product in the Territory, except (x) in connection with a permanent withdrawal or abandonment of the Product in the Territory consistent with the Seller’s obligation in the first sentence of this Section 7.1 or (y) as required by applicable law or otherwise directed or required by a Regulatory Authority.

Section 7.2 Reporting.

(a) From and after the Effective Date, the Seller shall provide the Buyer promptly following the end of each Calendar Quarter, but in any event no later than (x) [***] calendar days after the end of each of the first three Calendar Quarters in a Calendar Year and (y) [***] calendar days after the end of the last Calendar Quarter in a Calendar Year (the “Quarterly Deadline”), a reasonably detailed report (the “Quarterly Report”) setting forth, with respect to such same period, (i) the Commercial Updates, (ii) the Intellectual Property Updates, (iii) the Clinical Updates, and (iv) the Regulatory Updates, each subject to Section 7.2(c); provided that Seller shall not be required to provide Clinical Updates following completion of the final study report for the MF Trial and the Post-Marketing Commitment Dosing Trial. Upon reasonable request by Buyer (which request shall not be made more than once per Calendar Quarter), Seller shall in good faith discuss with Buyer in a teleconference such additional information related to the Product as the Buyer may reasonably request; provided that Seller shall not be obligated to provide or prepare any written material or response in connection with such teleconference.

(b) To the extent commercially practical and permitted by applicable laws, the Seller shall in good faith endeavor to (x) notify the Buyer if the Seller intends to issue any press release or other public disclosure containing top-line data from a Registrational Clinical Trial or information that would reasonably reflect the occurrence (or expected occurrence) of a Material Adverse Effect and (y) provide a draft of such release or disclosure, in each case, prior to the issuance thereof. The Seller shall have the sole discretion to make alterations to such draft copy in the final press release or public disclosure and to determine whether to issue such press release or public disclosure.

(c) Notwithstanding the foregoing, Seller shall not be required to include in the Quarterly Report (i) any information that is prohibited to be so disclosed under applicable laws (including those related to patient information and privacy laws) and (ii) any information that does not relate to the Revenue Participation Right, the Product Rights or the Product.

(d) The Seller shall prepare and maintain, and shall require each Related Party to prepare and maintain, reasonably complete and accurate records of the information to be disclosed in each Quarterly Report.

(e) Each Quarterly Report, the information contained therein and any other information provided under this Section 7.2 shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in Article 9.

Section 7.3 Revenue Payments; Revenue Payment Details; Buy-Out Payment; Change of Control.

(a) For each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, the Seller shall pay to the Buyer the Revenue Payment for each such Calendar Quarter promptly, but in any event no later than the Quarterly Deadline.

(b) Provided that the Buyer has provided to the Seller a valid, properly executed Internal Revenue Service Form W-9 or other appropriate form certifying that the Buyer is exempt from U.S. federal withholding Tax, the Seller shall make all payments required to be made by it to the Buyer pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds, without set-off, reduction or deduction, or withholding for or on account of any Taxes, to the bank account designated in writing from time to time by the Buyer.

(c) For each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, the Seller shall provide the Buyer promptly following the end of such Calendar Quarter, but in any event no later than the Quarterly Deadline, a report (a “Revenue Report”) setting forth in reasonable detail (i) Gross Sales and Net Sales for such Calendar Quarter and Calendar Year to date (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 7.5(e)), and (ii) the calculation of the Revenue Payment payable to the Buyer for the applicable Calendar Quarter, identifying the number of units of the Product sold by the Seller, its Affiliates and each Licensee in the Territory.

(d) If, at any time during the term of this Agreement, the Seller or one or more of its Affiliates enters into a definitive agreement for or otherwise obtains knowledge of a Change of Control, the Seller shall have the option (but not the obligation), by written notice to Buyer (the “Buy-Out Notice”) no later than [***] Business Days following the entry into such definitive agreement for or such awareness of a Change of Control (which notice shall be irrevocable), to elect to pay (or cause to be paid) to the Buyer the applicable Buy-Out Payment at such Change of Control Closing. If the Seller exercises its option to make the Buy-Out Payment, the Seller shall, concurrently with the Change of Control Closing, pay (or cause to be paid) to the Buyer the applicable Buy-Out Payment amount by wire transfer of immediately available funds to one or more accounts specified by the Buyer. For the avoidance of doubt, the Seller shall have no obligation to pay any additional Revenue Payments following payment in full of the Buy-Out Payment to the Buyer and this Agreement shall terminate in accordance with Section 10.1. If such Change of Control Closing with respect to the Change of Control for which a Buy-Out Notice has been delivered does not occur, the Seller shall have no obligation to pay the Buy-Out Payment and this Agreement shall continue in full force and effect in accordance with its terms, including this Section 7.3, which shall apply to any subsequent Change of Control.

Section 7.4 Inspections and Audits of the Seller.

(a) Upon no less than [***] Business Days’ prior written notice and during normal business hours, the Buyer may cause an inspection and/or audit, by an independent public accounting firm reasonably acceptable to the Seller and subject to a confidentiality agreement between the Seller and such public accounting firm reasonably acceptable to the Seller, the Buyer and such independent public accounting firm, of the Seller’s and its Affiliates’ books of account for up to [***] prior to the audit, for the sole purpose of determining the correctness of the Revenue Payments made under this Agreement.

(b) Any such inspection and/or audit shall be permitted with respect to the Revenue Payments no more frequently than [***]. In connection with any such inspection and/or audit,

upon the Buyer’s reasonable request, the Seller and its Affiliates shall exercise any rights it may have under any Out-License relating to Net Sales of a Product in the Territory to cause an inspection and/or audit by such independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the Revenue Payments made under this Agreement.

(c) All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) the Buyer, if such independent public accounting firm determines that the Revenue Payments previously paid were incorrect by an amount less than or equal to [***] of the Revenue Payments actually paid for the period reviewed by such independent public accounting firm or (ii) the Seller, if such independent public accounting firm determines that the Revenue Payments previously paid were incorrect by an amount greater than [***] of the Revenue Payments actually paid for the period reviewed by such independent public accounting firm. The terms on which such independent public accounting firm is engaged shall provide that such independent public accounting firm shall not disclose to the Buyer the confidential information of the Seller or any counterparty to any Out-License relating to a Product, except to the extent such disclosure is either necessary to determine the correctness of a Revenue Payment or otherwise would be included in a Quarterly Report or Revenue Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 9 and such independent public accounting firm shall be considered a representative of the Buyer for purpose of ARTICLE 9. The Seller shall pay any underpayments discovered during the course of an audit conducted pursuant to this Section 7.4, with interest in accordance with Section 7.12, within [***] Business Days of receipt of the audit report.

Section 7.5 Intellectual Property Matters.

(a) The Seller shall provide to the Buyer a copy of any written notice received from any Third Party alleging or claiming that any Exploitation of a Product infringes or misappropriates any Patents or other intellectual property rights of such or any other Third Party, together with copies of material correspondence sent or received by any Related Party related thereto, as soon as practicable and in any event not more than [***] Business Days following such delivery or receipt.

(b) The Seller shall promptly inform the Buyer of any infringement, misappropriation, or violation by a Third Party of any Patent Right or other Intellectual Property Right, or of any allegation by a Third Party that any Patent Right or other Intellectual Property Right is invalid or unenforceable, of which any Related Party becomes aware. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any infringement, misappropriation, violation, invalidity, or unenforceability of any Patent Rights or other Intellectual Property Rights delivered or received by any Related Party, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than [***] Business Days following such delivery or receipt.

(c) The Seller shall, or shall cause another Related Party to, take all commercially reasonable steps to enforce and defend all Patent Rights and other Intellectual Property Rights that are necessary to the use, commercialization, and manufacture of the Product for the indication for which it is approved by the FDA; provided that Seller shall not be required to enforce or defend any Patent Right or other Intellectual Property Right if, in Seller’s good faith judgment, such enforcement or defense would have an adverse effect on the scope, enforceability or validity of such Patent Right or Intellectual Property Right.

(d) Reasonably prior to the Seller’s or any of its Affiliate’s initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement, misappropriation, or violation by a Third Party of any Patent Right or other Intellectual Property Right, the Seller shall provide the Buyer with written notice of such enforcement action and thereafter shall provide the Buyer with such additional information as the Buyer may reasonably request, provided that the Buyer shall make such requests no more than [***] per Calendar Quarter.

(e) If the Seller or any of its Affiliates or Licensees recovers monetary damages from a Third Party, where such damages, whether in the form of judgment or settlement, result from the misappropriation, infringement, or other violation of any of the Patent Rights or other Intellectual Property Rights, such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller and its Affiliates or Licensees in bringing such action (including all reasonable attorneys’ fees, and any remaining amounts allocable to the infringement of any Patent Rights will be treated as Net Sales of the Product (provided that treble or punitive damages shall be treated as Net Sales of the Product solely to the extent received by the Seller).

(f) The Seller shall, or shall cause another Related Party to, prosecute, and maintain all Patent Rights, except such non-material Patent Rights as may be abandoned or allowed to expire in the ordinary course of business.

Section 7.6 In-Licenses.

(a) The Seller shall promptly (and in any event within [***] Business Days) provide the Buyer with (i) executed copies of any In-License, (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License, and (iii) copies of all material reports provided to the counterparty to any In-License or provided in writing by the counterparty to any In-License ; provided that Seller may redact such In-Licenses, amendments, supplements, modifications, written waivers and material reports to remove information that is not relevant to the Revenue Participation Right, the Product Rights or the Product. [***]

(b) The Seller shall or shall cause its Affiliates (as applicable) to, comply in all material respects with its and their obligations under each In-License and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***] Business Days, after receipt of any (written or oral) notice from a counterparty to any In-License of an alleged material breach under any In-License , the Seller shall provide the Buyer with a copy thereof. The Seller shall, or shall cause its Affiliates (as applicable) to, use its or their commercially reasonable efforts to cure any material breaches by it under such In-License and shall give written notice to the Buyer upon curing any such breach.

(c) The Seller shall provide the Buyer with written notice following the Seller or any of its Affiliate’s becoming aware of a counterparty’s breach of its material obligations under any

In-License. Promptly, and in any event within [***] Business Days following the Seller’s or its Affiliate’s notice to a counterparty to any In-License of an alleged material breach by such counterparty under any such In-License, the Seller shall provide the Buyer with a copy thereof.

(d) The Seller shall not, and shall cause its Affiliates not to, amend or modify in any material respect, terminate or assign (other than assignments pursuant to Section 11.3) any In-License with respect to a Product without obtaining the Buyer’s prior written consent (not to be unreasonably conditioned, withheld or delayed) if such amendment, modification, termination or assignment could reasonably be expected to have a Material Adverse Effect.

(e) The Seller shall provide the Buyer with written notice promptly (and in any event within [***] Business Days) following the termination of any In-License.

Section 7.7 Out-Licenses.

(a) The Seller shall not, and shall not permit any of its Affiliates to, enter into an Out-License without the Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. The Seller shall not take or fail to take any action that would result in the termination or revocation of the Janssen License Grant without the Buyer’s prior written consent.

(b) The Seller shall promptly (and in any event within [***] Business Days) provide the Buyer with (i) executed copies of each Out-License, (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any Out-License and (iii) copies of all material reports provided by the Seller or any of its Affiliates to the counterparty to any Out-License or provided to the Seller or any of its Affiliates in writing by the counterparty to any Out-License.

(c) The Seller shall not, and shall cause its Affiliates not to, amend or modify in any material respect, terminate or assign (other than assignments pursuant to Section 11.3) any Out-License without obtaining the Buyer’s prior written consent (not to be unreasonably conditioned, withheld or delayed).

(d) The Seller shall use [***] to ensure that all Out-Licenses contain provisions permitting the Seller or its Affiliate to audit such Licensee on terms and conditions consistent in all material respects with the Buyer’s rights to audit the Seller and its Affiliates set forth in Section 7.4.

(e) The Seller shall, or shall cause its Affiliates (as applicable) to, comply in all material respects with its and their obligations under each Out-License and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***] Business Days, after receipt of any (written or oral) notice from a counterparty to any Out-License or any of its Affiliates of an alleged material breach under any Out-License by Seller or its Affiliates, the Seller shall provide the Buyer with a copy thereof. The Seller shall, or shall cause its Affiliates (as applicable) to, use its or their commercially reasonable efforts to cure any material breaches by it under such Out-License and shall give written notice to the Buyer upon curing any such breach.

(f) The Seller shall provide the Buyer with written notice following becoming aware of a counterparty’s material breach of its obligations under any Out-License. Promptly, and in any event within [***] Business Days following the Seller’s or its Affiliate’s notice to a counterparty to any Out-License of an alleged material breach by such counterparty under any such Out-License, the Seller shall provide the Buyer with a copy thereof.

(g) The Seller shall provide the Buyer with written notice promptly (and in any event within [***] Business Days) following the termination of any Out-License.

Section 7.8 Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer, the Seller’s Current Report on Form 8-K describing the material terms of this Agreement and the transactions contemplated by this Agreement (so long as the Seller provides a reasonable opportunity to Buyer to comment on such Form 8-K and considers such comments in good faith) or any other public announcement using substantially the same text as such press release or Form 8-K or other public announcement made in accordance with this Agreement, neither the Buyer nor the Seller shall, and each party shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) except as may be required by applicable law, regulation or stock exchange rule (in which case either party required to make the press release or other public announcement or disclosure shall allow the other party reasonable time to comment on, and, if applicable, reasonably request the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance); provided that (a) no review or consent shall be required with respect to disclosures by either party hereto otherwise previously approved pursuant to this Section 7.8 and (b) notwithstanding anything herein to the contrary, each party hereto may, without the review or consent of the other party hereto, disclose (and nothing herein shall be construed to restrict either party hereto from disclosing) the Purchase Price and the amount and nature of the Revenue Participation Right (and related accounting disclosures of the transactions contemplated hereby) if required by accounting or securities laws (as reasonably determined by the disclosing party) or is required by such party’s independent auditors in such party’s periodic reports and financial statements.

Section 7.9 Post-Closing Obligation. [***].

Section 7.10 Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer will use, and will cause its respective Affiliates to use, its and their [***] to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement.

Section 7.11 Further Assurances. The Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to and carry on the transactions contemplated by this Agreement.

Section 7.12 Late Payments. If any amounts payable by the Seller shall be overdue for [***] Business Days (other than payments overdue as a result of underreporting by a Licensee to the Seller discovered through an audit of the applicable Out-License or as a result of underreporting by a customer, distributor or Logistic Provider), the Seller shall additionally pay to the Buyer a late fee of the lesser of (a) [***] over the Prime Rate, and (b) the highest rate permitted under applicable law shall accrue on all unpaid amounts with respect to any payment owed to either party hereunder, including the Purchase Price or any Revenue Payment or Buy-Out Payment, from the date such obligation was due until the date payment is made. The imposition and payment of a late fee shall not constitute a waiver of the rights of either party with respect to such payment default. In no event shall any late fee interest owed or paid under this Section 7.12 be counted, in the case of the Buyer, towards its obligations to pay the Purchase Price or, in the case of the Seller, towards its obligation to pay the Revenue Payments or the Buy-Out Payment.

Section 7.13 Negative Pledge; No Impairment and Liens.

(a) The Seller (and any Third Party assuming the Seller’s obligations under this Agreement pursuant to Section 11.3) shall not, and shall not permit any of its Affiliates to, create, incur, assume or suffer to exist any Lien on [***].

(b) Notwithstanding anything herein to the contrary, none of the Seller nor any of its Affiliates shall enter into any contracts or arrangements, or amend, restate, supplement, waive any rights under or otherwise modify any contracts or arrangements with the intent to circumvent the provisions of this Agreement. For the avoidance of doubt, this Section 7.13(b) shall not restrict (x) the granting of any Permitted Liens on the specific asset expressly mentioned in the applicable clause of the definition of “Permitted Liens” to be permitted, (y) the incurrence of any Permitted Secured Indebtedness or any unsecured Indebtedness not explicitly prohibited under this Agreement or (z) any licenses (including any In-Licenses or Out-Licenses) not explicitly prohibited under this Agreement.

(c) The Seller agrees that (A) it will not without giving the Buyer prior written notice as promptly as practical, and in any event at least five (5) Business Days prior thereto, change (i) its legal name (as defined in Section 9-503(a) of the Uniform Commercial Code in effect in Delaware), (ii) its jurisdiction of organization or (iii) its legal entity structure or identity, (B) it will notify Buyer within 30 days after changing the address of its chief executive office, and (C) it shall otherwise cooperate and act as reasonably requested by the Buyer so that the Buyer can (1) create, maintain, continue and protect the Buyer’s enforceable perfected security interest and Lien (with the priority (and, as applicable, for the duration) provided for in this Agreement) on the Collateral and (2) maintain, continue and protect the purchase and sale of the Revenue Participation Right contemplated by this Agreement.

Section 7.14 Restriction on Indebtedness.

[***], the Seller shall not (and shall not permit any of its subsidiaries to) incur, purchase, assume or acquire (a) any Indebtedness that is secured by the assets or property of the Seller or any of its subsidiaries other than Permitted Secured Indebtedness and (b) any Indebtedness that may (or is allowed or required to) be converted into one or more types of equity interests of the

Seller or any of its subsidiaries other than Permitted Convertible Debt.

ARTICLE 8
INDEMNIFICATION

Section 8.1 General Indemnity. Subject to Section 8.3, from and after the Effective Date:

(a) The Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any inaccuracy in or breach of any of the representations or warranties (in each case, when made) of the Seller in any Transaction Document and (ii) any breach of any of the covenants or agreements of the Seller in any Transaction Document.

(b) The Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any inaccuracy in or breach of any of the representations or warranties (in each case, when made) of the Buyer in any Transaction Document or (ii) any breach of any of the covenants or agreements of the Buyer in any Transaction Document.

Section 8.2 Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of the relevant Transaction Document in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party (a “Third Party Claim”) with respect to which an Indemnified Party intends to claim any Loss under this Section 8.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give timely notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 8, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 8.3 Limitations on Liability.

(a) As of any date of determination, the Seller’s maximum liability for breaches of representations or warranties pursuant to Section 8.1(a)(i) shall not exceed, an amount equal to [***].

(b) As of any date of determination, the Buyer’s maximum liability pursuant to Section 8.1(b) shall not exceed [***].

(c) Except for Losses arising from (x) a breach of confidentiality obligations under ARTICLE 9, (y) a breach of the Data Sharing Addendum or (z) a party’s fraud, gross negligence or willful misconduct, no party hereto shall be liable to the other for any lost profits, lost revenue, lost opportunity, indirect, consequential, punitive, special or incidental damages (and no claim for indemnification hereunder shall be asserted) under this ARTICLE 8 with respect to the other party as a result of any breach or violation of any representation, warranty, covenant or agreement of such party or its Affiliates (including under this ARTICLE 8) in or pursuant to any Transaction Document. Notwithstanding the foregoing, (i) the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this ARTICLE 8, for Losses that include any portion of the Revenue Payments or the Buy-Out Payment that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under any Transaction Document, and such portion of the Revenue Payments or the Buy-Out Payment shall not be deemed lost profits, lost revenue, lost opportunity, indirect, consequential, punitive, special or incidental damages for any purpose of this ARTICLE 8 and (ii) any lost profits, lost revenue, lost opportunity, indirect, consequential, punitive, special, incidental damages or similar damages awarded to a Third Party in connection with a Third Party Claim pursuant to Section 8.4 shall be considered Losses for purposes of this ARTICLE 8.

Section 8.4 Third Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 8.2 of the commencement of any Third Party Claim with respect to which such Indemnified Party intends to claim any Loss under this ARTICLE 8, such Indemnifying Party shall, unless waived in writing by the Indemnified Party, defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. The Indemnified Party may, without the request of the Indemnifying Party, retain separate co-counsel at the Indemnified Party’s expense and may participate in the defense of such claim; provided, that, if the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the Indemnified Party may hire its own separate counsel (provided that such counsel is not reasonably objected to by the Indemnifying Party) with respect to such Third Party Claim and the related action or suit, and the reasonable fees and expenses of such counsel shall be considered the Indemnified Party’s Losses for purposes of this Agreement. Neither the Indemnifying Party nor the Indemnified Party shall consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the other party; provided that consent of the Indemnified Party shall not be required if such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as the sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party.

In the event the Indemnifying Party does not or ceases to conduct the defense of such claim, including as a result of the Indemnified Party’s waiver of defense conduct, in compliance with this Section 8.4, (i) the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, such claim in any manner such Indemnified Party reasonably deems appropriate, (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this ARTICLE 8. Any party’s assumption of the defense of any Third Party Claim can be made with a reservation of the right to contest the right of Indemnified Party to be indemnified with respect to such claim under this Agreement, and a party’s consent to any settlement of a Third Party Claim shall not be used as evidence of the truth of the allegations in any Third Party Claim or the merits of such Third Party Claim. Furthermore, the existence of any Third Party Claim shall not create a presumption of any breach by a party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement.

Section 8.5 Exclusive Remedy. Except as set forth in Section 11.10, from and after the Effective Date, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties, covenants and agreements made under any Transaction Document, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this ARTICLE 8.

Section 8.6 Tax Treatment for Indemnification Payments. Any indemnification payments made pursuant to this ARTICLE 8 will be treated as an adjustment to the Purchase Price for tax purposes to the fullest extent permitted by applicable law, except to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the U.S. internal Revenue Code of 1986, as amended, or a comparable provision of non-U.S. law.

ARTICLE 9
CONFIDENTIALITY

Section 9.1 Confidentiality. Except as provided in this ARTICLE 9 or otherwise agreed in writing by the parties, the parties agree that, during the term of this Agreement and for [***] thereafter, each party (the “Receiving Party”) shall (a) keep confidential and shall not publish or otherwise disclose, except as permitted pursuant to Section 9.2, any information furnished to it by or on behalf of the other party (the “Disclosing Party”) and its Affiliates in connection with the negotiation of, entry into and performance under this Agreement (such information, “Confidential Information” of the Disclosing Party), and (b) shall not use the Confidential Information of the Disclosing Party for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), except in each case ((a)

and (b)) for that portion of such information that the Receiving Party can demonstrate by competent proof:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Representatives in breach of this Agreement;

(d) is independently developed by the Receiving Party or any of its Affiliates without the use or reference of the Confidential Information of the Disclosing Party; or

(e) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who did not receive such Confidential Information from the Disclosing Party and without obligations of confidentiality with respect thereto.

Section 9.2 Authorized Disclosure.

(a) Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i) prosecuting or defending litigation;

(ii) complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii) complying with a valid order of a court or administrative body of competent jurisdiction or other Governmental Entity;

(iv) for regulatory, Tax or customs purposes;

(v) for audit purposes, provided that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure;

(vi) disclosure to its Affiliates and its and its Affiliates’ Representatives on a need-to-know basis; provided, that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure;

(vii) disclosure to its actual or potential licensees, investors, lenders, acquirers financiers or other sources of funding (including underwriters, debt financiers, royalty financing partners and co-investors), and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction or acquisition and that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure; or

(viii) upon the prior written consent of the Disclosing Party.

(b) Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 9.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. Without limiting the foregoing, a party may disclose the other party’s Confidential Information, without the other party’s prior written permission, to the extent it is required to do so under applicable law, regulation, or a court or administrative order or an order of another Governmental Entity that has compelling jurisdiction over such party; however, prior to such disclosure, the compelled party shall notify the other party (which notice shall include a copy of the relevant portion of any applicable subpoena or order) as promptly as possible after it learns of such requirement to disclose, except to the extent such notification would be impractical or legally impermissible (in which event notification shall be made as soon as reasonably practicable and permissible), provide the other party with reasonable opportunity to pursue legal action to prevent or limit the required disclosure, and, if requested, provide reasonable assistance at the other party’s expense in undertaking reasonable legal action to prevent or limit the required disclosure. In the event of any such required disclosure, the party required to disclose the other party’s Confidential Information shall disclose only that portion of the other party’s Confidential Information that it is legally required to disclose based on the advice of its counsel. The Receiving Party shall continue to hold in confidence hereunder any such disclosed Confidential Information of the Disclosing Party unless and until such information is no longer required to be held in confidence under the terms of this Agreement.

(c) The Buyer shall not seek and shall not assist any Third Party in seeking, because of, or based upon, any Confidential Information of the Seller, Patent or any other form of intellectual property protection with respect to, or related to, any such Confidential Information or use the Confidential Information of the Seller to obtain, or seek to obtain, a commercial advantage over the Seller. Without limiting the foregoing, the Buyer shall not file and shall not assist any Third Party in filing any Patent application based upon, disclosing or using any of the Confidential Information of the Seller provided hereunder.

(d) The Receiving Party shall be liable to the Disclosing Party for any breach by its Affiliates or Representatives in the case of any disclosure made by a Receiving Party under Section 9.2(a)(vi), if any such Person violates the terms of its confidentiality obligation or any of the terms set forth in this Agreement as if such Person was a party hereto.

(e) The Buyer hereby acknowledges that the Seller may from time to time provide the Buyer with information that may constitute material non-public information with respect to itself and Licensees. Seller makes no representation or warranty and assumes no duty to inform Buyer whether any information delivered to Buyer pursuant to this Agreement constitutes material non-public information. The Buyer hereby agrees that it shall not, and shall instruct its Affiliates or Representatives to not, trade any securities of the Seller or any Licensee while in possession of any information received by it from the Seller pursuant to this Agreement, in violation of securities laws.

ARTICLE 10
TERMINATION

Section 10.1 Term and Expiration; Surviving Payments. This Agreement shall be effective as of the Effective Date and, unless otherwise early terminated by mutual agreement of Seller and Buyer, shall continue until such time as the Seller has made all Revenue Payments or the Buy-Out Payment, as applicable, in full under this Agreement, at which time this Agreement shall automatically terminate.

Section 10.2 Survival. Notwithstanding anything to the contrary in this ARTICLE 10, the following provisions shall survive termination of this Agreement: ARTICLE 1 (Definitions); Section 7.4 (Inspections and Audits of the Seller); Section 7.12 (Late Payments); ARTICLE 8 (Indemnification); ARTICLE 9 (Confidentiality); Section 10.1 (Term and Expiration; Surviving Payments); Section 10.2 (Survival); ARTICLE 11 (Miscellaneous). Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 11.1:

If to the Seller, to it at:

Geron Corporation

919 E. Hillsdale Blvd., Suite 250

Foster City, CA 94404

Attention: Michelle Robertson

Email: [***]

Geron Corporation

919 E. Hillsdale Blvd., Suite 250

Foster City, CA 94404

Attention: Legal Department

Email: [***]

With a copy to:

Cooley LLP

3 Embarcadero Center
20th Floor
San Francisco, CA 94111

Attention: Gian-Michele a Marca

Email: [***]

Telephone: [***]

If to the Buyer, to it at:

Royalty Pharma Development Funding, LLC

110 E. 59th Street, Suite 3300

New York, New York 10022

Attention: General Counsel

Email: [***]

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Robert M. Crawford and Jacqueline Mercier

Email: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, with an acknowledgement of receipt being produced by the recipient’s email account, or (iii) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 11.2 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 11.3 Assignment; Transfer Restrictions.

(a) The Seller shall not sell, assign or otherwise transfer, including by asset sale, merger, change of control, operation of law, or otherwise, this Agreement or any portion of the Seller’s rights, title or interest in or to any Product Rights to any Person without the prior written consent of the Buyer except (i) to an Affiliate or (ii) to a Third Party in connection with a Change of Control; provided, in the case of each of clause (i) and (ii), that such Affiliate or Third Party (A) agrees in a writing reasonably acceptable to the Buyer that (1) such Affiliate or Third Party (as applicable) assumes all of the obligations of the Seller to the Buyer under this Agreement and (2) the Seller, in the case of a transfer to an Affiliate, guarantees the performance thereof by such Affiliate and (B) prior to or concurrent with any such sale, assignment or transfer, takes all actions required (or reasonably requested by the Buyer after being given a reasonable time to make such a request after written notice of such prospective sale, assignment or transfer) to (1) create, continue, maintain and protect the Buyer’s perfected Back-Up Security Interest and Lien (with the priority (and, as applicable, for the duration) contemplated by this Agreement) in the Collateral and (2) maintain, continue and protect the purchase and sale of the Revenue Participation Right contemplated by this Agreement. For the avoidance of doubt, nothing in this Section 11.3 shall prohibit (A) any Lien (x) permitted in accordance with Section 7.13(a) or (y) incurred pursuant to an Out-License consented to by the Buyer in accordance with Section 7.7 or (B) any abandonment of Patent Rights not prohibited under any other sections of this Agreement. In connection with any Out-License permitted under Section 7.7 or other licenses not otherwise prohibited by this Agreement, upon request of the Seller or the applicable licensee, Buyer shall enter into a customary non-disturbance agreement with the relevant licensee.

(b) The Buyer may assign this Agreement without the prior written consent of the Seller (it being understood that Buyer shall remain liable for its or its assignee’s obligations under this Agreement, [***]; [***].

(c) A party assigning this Agreement as set forth in this Section 11.3 will promptly notify the other party of such assignment.

(d) Any purported sale, assignment or transfer in violation of this Section 11.3 shall be null and void.

(e) This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 11.4 Amendment and Waiver.

(a) This Agreement may be amended, restated, modified or supplemented only in a writing signed by each of the Seller and the Buyer. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b) No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 11.5 Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 11.6 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in ARTICLE 8.

Section 11.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.8 Jurisdiction; Venue.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER EACH HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. NOTHING IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT SHALL AFFECT ANY RIGHT THAT THE BUYER AND THE SELLER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT AGAINST THE OTHER PARTY OR ITS AFFILIATES OR ITS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BUYER AND THE SELLER EACH AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO Section 11.1 HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) Each party hereto irrevocably and unconditionally waives any right to trial by jury with respect to any proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.

Section 11.9 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 11.10 Specific Performance. Each party acknowledges and agrees that the other party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 8.5, each party agrees that, without posting bond or other undertaking, the other party shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 11.11 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 11.12 Relationship of the Parties. The relationship between the Buyer, on the one hand, and the Seller, on the other hand, is solely that of purchaser and seller/guarantor, and no party hereto has any fiduciary or other special relationship with any other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller acknowledge and agree that the Buyer’s interests hereunder are not equity interests and that the Buyer shall have the rights of a secured party (as defined in the UCC) with respect to the Revenue Participation Right. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 11.13 Intercreditor Agreement. Notwithstanding anything to the contrary herein, the Liens and Back-Up Security Interest granted to the Buyer and its successors and assigns pursuant to this Agreement and the exercise of any right or remedy by the Buyer and its successors and assigns hereunder are subject to the provisions of the Intercreditor Agreement and the provisions of any Customary Intercreditor Agreement. If there is a conflict between the terms of the Intercreditor Agreement or a Customary Intercreditor Agreement (each a “Controlling Agreement”), on the one hand, and the terms of this Agreement, on the other hand, with respect to the Liens, the Back-Up Security Interest or the exercise of any right or remedy of the Buyer or any holder of any Indebtedness that is a party to a Controlling Agreement, then the terms of such Controlling Agreement will control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER
GERON CORPORATION

By:	/s/ Michelle Robertson
Name: Michelle Robertson
Title: Executive Vice President, Chief Financial Officer and Treasurer

BUYER
ROYALTY PHARMA DEVELOPMENT FUNDING, LLC Royalty Pharma Holdings, Ltd., its Manager

By:	/s/ George W. Lloyd
Name: George W. Lloyd
Title: Director

[Signature Page to Revenue Participation Right Purchase and Sale Agreement]